FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. SIGNS AN EXCLUSIVE LICENSE AGREEMENT
FOR ANNA SUI FRAGRANCES

 New York, New York, June 30, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into a ten-year exclusive worldwide fragrance license agreement, with two five-year renewal options, to create, produce and distribute perfumes and fragrance-related products under the Anna Sui brand.  The agreement commences on January 1, 2012 and replaces a previous license with Procter & Gamble that terminates on December 31, 2011. In addition, Inter Parfums is in negotiations to purchase the current inventory of the existing licensee, which is subject to a definitive agreement, and will take over production and distribution of the existing Anna Sui fragrance collections.  Sales of current fragrances are planned for early 2012 and a new women's scent is contemplated for fall 2012.

Inter Parfums will work in partnership with American designer, Anna Sui, and her creative team to build upon the brand's growing customer appeal, and develop new fragrances that capture the brand's very sweet feminine girly aspect, combined with touch of nostalgia, hipness and rock-and-roll.  Anna Sui's devoted customer base, which spans the world, is especially strong in Asia.

Commenting, Andy Clarke, President of Inter Parfums USA, LLC, stated, "We have high expectations for growing the Anna Sui fragrance franchise by developing new products and expanding the brand's fragrance presence in North America, Europe and the Middle East."

Anna Sui stated, "We are so excited about this wonderful opportunity to grow our fragrance business with Inter Parfums.  There is a global need for all women to "Live Your Dreams."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Forward Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com